Exhibit 99.1

TAL INTERNATIONAL GROUP, INC. ANNOUNCES
CLOSING OF $197 MILLION OF “A” RATED FIXED RATE SECURED NOTES

Purchase, New York, June 28, 2010 — TAL International Group, Inc. (NYSE: TAL), announced today that its indirect wholly owned subsidiary, TAL Advantage IV LLC (“TAL Advantage IV”), has completed its offering of $197,000,000 Series 2010-1 Fixed Rate Secured Notes (“Series 2010-1 Notes”).  The Series 2010-1 Notes, which were rated “A” by Standard & Poor’s, were issued at par with an annual interest rate of 5.5%, have a scheduled maturity date of July 20, 2020 and a final legal maturity date of July 21, 2025.  TAL Advantage IV will use the net proceeds of the offering to purchase containers and for other general business purposes.

“We are very pleased with the successful offering of the TAL Advantage IV notes,” commented Brian M. Sondey, President and Chief Executive Officer of TAL International.  “This transaction represents the first intermodal container ABS term financing since 2007, and the facility will become an important and cost-effective part of our long-term capital structure to help us finance TAL’s accelerated level of investment and growth this year.  We are especially gratified that we were able to secure an “A” rating for the notes from Standard and Poor’s, and believe this is reflective of the inherent strength and stability of TAL’s business, as well a recognition of TAL’s operating capabilities and strong market position.”

In conjunction with the offering, TAL Advantage III LLC, an indirect wholly owned subsidiary of TAL International Group, Inc., will reduce the size of its asset backed credit facility from $370,000,000 to $325,000,000.

The notes were offered within the United States only to qualified institutional investors pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”) and to persons outside the United States in compliance with Regulation S under the Securities Act.  The notes have not been registered under the Securities Act, or any state securities laws, and unless so registered, may not be offered or sold in the United States except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws.

This press release does not constitute an offer to sell or the solicitation of an offer to buy any security and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offering would be unlawful.

About TAL International Group, Inc.

TAL is one of the world’s largest lessors of intermodal freight containers with 18 offices in 11 countries and approximately 202 third party container depot facilities in 37 countries. The Company’s global operations include the acquisition, leasing, re-leasing and subsequent sale of multiple types of intermodal containers.  As of March 31, 2010, TAL’s fleet consisted of approximately 735,232 containers representing approximately 1,190,335 twenty-foot equivalent units (TEU). This places TAL among the world’s largest independent lessors of intermodal containers as measured by fleet size.

Contacts
Jeffrey Casucci
Vice President
Treasury and Investor Relations
(914) 697-2900

Important Cautionary Information Regarding Forward-Looking Statements

Statements in this press release regarding TAL International Group, Inc.’s business that are not historical facts are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Readers are cautioned that these statements involve risks and uncertainties, are only predictions and may differ materially from actual future events or results. For a discussion of such risks and uncertainties, see TAL’s security filings, including its Annual Report on Form 10-K for the year ended December 31, 2009, which are available free of charge on the SEC’s web site at http://www.sec.gov.

The Company’s views, estimates, plans and outlook as described within this document may change subsequent to the release of this statement. The Company is under no obligation to modify or update any or all of the statements it has made herein despite any subsequent changes the Company may make in its views, estimates, plans or outlook for the future.